Exhibit 99.1

7315 Wisconsin Avenue, 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Completes Sale of the DoubleTree by Hilton Hotel
Bethesda-Washington DC

Bethesda, MD, November 2, 2016 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has closed on the sale of the 270-room, upscale, full-service DoubleTree by Hilton Hotel Bethesda-Washington DC (the “DoubleTree Bethesda”) in Bethesda, Maryland for $50.1 million.

The sale price of $50.1 million reflects an 11.6x EBITDA multiple and a 7.4% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues) based on the trailing twelve-month operating performance for the period ended September 30, 2016.

“We are pleased with the sale of the DoubleTree Bethesda,” noted Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “This marks the third hotel sold under our strategic disposition plan that we initiated earlier this year. Following the sale of the DoubleTree Bethesda and the execution of our Manhattan asset exchange agreement, our strategic disposition plan has generated almost $250 million in gross proceeds. These property sales allow us to take advantage of the value differential seen across our portfolio between the public and private markets. We continue to remain confident in the buyer interest shown by a wide variety of both domestic and international hotel investors, particularly for high-quality, unencumbered hotels.”

Proceeds from the sale of DoubleTree Bethesda will be utilized for general business purposes which may include reducing the Company’s outstanding debt. The sale of DoubleTree Bethesda closed on November 2, 2016.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 30 hotels, with a total of 7,837 guest rooms. The Company owns hotels located in 10 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

All information in this press release is as of November 2, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
DoubleTree by Hilton Hotel Bethesda - Washington DC
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Trailing Twelve Months
(Unaudited, in millions)

Twelve months ended September 30,
2016

Hotel net income	$1.9

Adjustment:
Depreciation and amortization	2.4

Hotel EBITDA	$4.3

Adjustment:
Capital reserve	(0.6)

Hotel Net Operating Income	$3.7

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented trailing twelve month hotel EBITDA and trailing twelve month hotel net operating income after capital reserves because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s trailing twelve month EBITDA and trailing twelve month net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s trailing twelve month EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2015	2015	2015	2015	2015

Occupancy	79%	87%	89%	82%	85%
ADR	$226	$249	$262	$239	$245
RevPAR	$179	$218	$233	$197	$207

Hotel Revenues	$183.5	$215.5	$226.1	$202.2	$827.4
Hotel EBITDA	$51.1	$79.3	$86.3	$65.9	$282.6
Hotel EBITDA Margin	27.9%	36.8%	38.2%	32.6%	34.2%

	First Quarter	Second Quarter	Third Quarter
	2016	2016	2016
Occupancy	83%	88%	89%
ADR	$233	$254	$261
RevPAR	$193	$224	$233

Hotel Revenues	$195.7	$221.5	$225.4
Hotel EBITDA	$58.5	$81.2	$85.0
Hotel EBITDA Margin	29.9%	36.6%	37.7%

These historical hotel operating results include information for all of the hotels the Company owned as of November 2, 2016. These historical hotel operating results exclude the Company's 49% ownership interest in the Manhattan Collection and include the Company's 100% ownership interest in the Manhattan NYC and Dumont NYC due to the Company's previously announced asset exchange agreement. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.